Exhibit 1.9

ANNOUNCEMENT OF PROPOSAL TO REDOMICILE BREMBO S.P.A.

Brembo S.p.A. (“Brembo” or the “Company”) hereby notifies the holders of its common shares (“Shares”) or American Depositary Shares representing Shares (“ADSs”) that its board of directors has resolved to submit to the extraordinary shareholders’ meeting the proposal to transfer the Company’s registered office to Amsterdam, The Netherlands, and change the legal form of the Company into a Naamloze Vennootschap (N.V.) governed by Dutch law (substantially equivalent to the Società per Azioni under Italian law), having the company name “Brembo N.V.” (the “Transaction”).

The effectiveness of the Transaction is conditional upon the approval by the extraordinary meeting of Brembo’s shareholders and the fulfillment of certain other conditions precedent. The extraordinary shareholders’ meeting to decide upon the approval of the Transaction has been called for July 27, 2023.

This communication is neither an offer to purchase, nor a solicitation of an offer to sell, Shares and/or ADSs.

HOLDERS OF COMMON SHARES OF BREMBO OR AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES OF BREMBO ARE URGED TO READ THE NOTICE OF THE ANNOUNCEMENT OF THE TRANSACTION AND OF THE CONVENING OF THE SHAREHOLDERS’ MEETING, AND ANY OTHER RELEVANT DOCUMENTS DISSEMINATED BY BREMBO IN CONNECTION WITH THE TRANSACTION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

The notice of the announcement of the Transaction was published on June 20, 2023, in Italian and in unofficial English translation on Brembo’s website (www.brembo.com/en/investors/for-shareholders), section “Investors – For Shareholders – Transfer Registered Office”. The notice of the calling of the shareholders’ meeting was published on June 20, 2023 in Italian and in unofficial English translation on Brembo’s website at the above address, and an excerpt of such notice was published on June 21, 2023 in Italian in the newspaper “Il Sole24Ore”. Investors are urged to consult Brembo’s website, at www.brembo.com/en/investors/for-shareholders, section “Investors – For Shareholders – Transfer Registered Office”, for all further legal notices and informational documents in connection with the Transaction.

THIS TRANSACTION IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENTS RELATING TO THE TRANSACTION, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.